Exhibit A – Code of Ethics

This Code of Ethics (the “Code”) is based on the principle that Horizon Investments, LLC and each of its employees owe a fiduciary duty to its clients and a duty to comply with federal and state securities laws. These duties include the obligation of “Access Persons” to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, Horizon hereby adopts the following general principles to guide the actions of the Access Persons:

•	Access Persons have the duty at all times to place the interests of clients first.
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Access Persons have the duty to conduct all personal securities transactions in a manner consistent with the Code and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility. Where a conflict cannot be avoided it must be disclosed to the client.

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Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the Access Person’s independence or judgment.

•	All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest with a client.

Definitions of Terms in the Code

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“Access Person” means those employees who participate in making securities recommendations to clients, or who have access to such recommendations, or who have access to non-public information regarding any client accounts, and any other person who provides investment advice on Horizon’s behalf. All home office employees, except for administrative personnel, are Access Persons. Remote employees do not fall under the definition of Access Person unless their job roles specifically bring those persons covered under the definitions (provided, however, that owners of Horizon who do not have a place of business at Horizon’s home office, while “presumed” to be Access Persons under the Investment Advisers Act of 1940 (the “Act”), will not be considered Access Persons due to their inability to obtain specific client information or securities recommendations). The CCO maintains a list of Horizon Access Persons.

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“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically from investment accounts in accordance with a pre-determined schedule or allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

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“Beneficial Ownership” means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

•	“Client” means any person with whom Horizon has an investment advisory agreement.
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“Control” means the power to exercise a controlling influence over the management or policies of a company. A person is deemed to exercise control who has a 25% or more ownership position of a company’s equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940.

•	“Market Timing” means frequent buying or selling shares of the same mutual fund, or buying or selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing.
•	“Related Security” means any security convertible within sixty (60) days into a Security and any future or option on the Security.
•	“Security” means a security as defined in Section 202(a)(18) of the Act, except that it does not include:

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•	direct obligations of the U.S. Government;
•	any security issued by a mutual fund or a unit investment trust that invests exclusively in one or more unaffiliated mutual funds; and
•	any money market fund securities or money market instruments, including bankers’ acceptances, certificates of deposit, and commercial paper.

Note: under this Code, there are certain types of securities that are considered “Exempt Securities”, and Access Persons do not need pre-approval to purchase, sell or otherwise transact in Exempt Securities for their own accounts. The most common types of Exempt Securities are:

-  Mutual Funds that are not managed by Horizon
-  US treasuries
-  Money market funds
-  CDs

Access Persons desiring to purchase other types of Securities, including, without limitation, ETFs, Horizon-managed mutual funds or individual stocks or options, must obtain pre-approval from a member of each of the Compliance and Portfolio Management teams, as further described below under “Personal Trading”

Prohibited Activities

•	Investment Recommendations. No Access Person shall in connection with the recommendation of a Security held or to be acquired or sold by any client shall:
•	employ any device, scheme or artifice to defraud such client;
•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the recommendation made not misleading;
•	engage in any act, practice, or course of business that would operate as a fraud or deceit upon such client; or
•	engage in any manipulative practice with respect to such client.
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Investment Opportunity. With respect to limited investment opportunities, an Access Person must offer an investment opportunity first to clients for whom it would be suitable before he or she may act on that opportunity.

•	Market Timing. No employee may engage in prohibited market timing of the shares of a mutual fund or interest of a collective investment vehicle managed by Horizon.

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Personal Securities Transactions. As described further below, Access Persons shall obtain the prior approval of a member of each of the Compliance and Portfolio Management teams to purchase, sell or short any non-Exempt Security.

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Interest in Securities. No Access Person shall recommend any transaction in any Securities by any client without having disclosed to the Chief Compliance Officer (or his or her designee, and collectively, they are referred to herein as the “CCO”) his or her interest, if any, in such Securities or the issuer thereof, including:

•	the Access Person’s Beneficial Ownership of any Securities of such issuer;
•	any contemplated transaction by the Access Person in such Securities;
•	any affiliation the Access Person has with such issuer; and
•	any present or proposed business relationship between such issuer and the Access Person (or a party that the Access Person has a significant interest in).

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Clients’ Trade Information. No Access Person shall reveal any proposed transactions in Securities by one client to another client, any employee of Horizon who has no reason to know such information, or any other person.

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Black-Out Periods. No Employee may purchase a security if he or she knows that an advisory account is selling that security or a related security, or has sold such a security within the past five (5) business days. No Employee may sell a security if he or she knows that an advisory account is purchasing that security or a related security, or has purchased such a security within the past five (5) business days. Automatic reinvestment of dividends and capital gains in funds held by an Employee in his or her personal brokerage account are not subject to the black-out restriction.

Personal Trading and Securities Holdings Disclosure

Personal Trading

Access Persons must have written approval before directly or indirectly acquiring beneficial ownership in any non-Exempt Security. Non-Exempt Securities not only include shares of mutual funds managed by Horizon, ETFs, and individual stocks and bonds, they also include securities acquired in an initial public offering or a limited offering (which includes interests in real estate funds, hedge funds, private equity funds and other types of private placements). Access Persons shall complete Horizon’s Personal Trading Pre- Clearance Form when requesting pre-approval for these specific personal transactions (each such request, a “Pre-Clearance Request”).

Pre-Clearance Report Form. Access Persons making a Pre-Clearance Request should obtain and complete the Pre-Clearance Request Form (available in the Horizon Drive under the subfolder “Compliance Manual and Common Forms”). The employee will then present the completed Pre-Clearance Request Form to each of the CCO (or his designee; currently the designee is Ben Johnson) and a Portfolio Manager to review the form. Access Persons may not engage in the transaction prior to obtaining the approval of each of such persons who have reviewed the form.

In the event that the CCO submits a Pre-Clearance Request, another member of Senior Management must review and approve the trade. Similarly, if a Portfolio Manager submits a Pre-Clearance Request, another Portfolio Manager must review and approve the trade

Once a Pre-Clearance Request is approved, it must generally be executed within the same day of approval. Provided, however, (i) if approval is given too late in the day to complete the execution, it can be executed the next business morning; and (ii) if the Pre-Clearance Request is for a transaction in a private security (e.g., a real estate fund), it is understood that the transaction will be executed at a future closing for such private security.

Horizon reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed Access Person transaction for a number of reasons, including, but not limited to conflicting with client transactions.

Position Holding Period. Absent the CCO’s approval of a shorter period, the minimum holding period for any new position entered into by an Access Person shall be 30 calendar days.

Securities Holdings & Transactions Disclosure

Access Persons are required to provide the CCO with both Holdings Reports and Transaction Reports, as further described below.2

2  Exceptions from Reporting Requirements. Horizon does not require an Access Person to submit Holdings Reports or Transaction Reports: (i) with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; (ii) with respect to transactions effected pursuant to an Automatic Investment Plan; or (iii) if the report would duplicate information contained in broker trade confirmations or account statements that Horizon receives (so long as the confirmations or statements are received no later than 30 days after the end of the applicable calendar period).

Holdings Reports

Initial Holdings Report. Within 10 days of hiring, all Access Persons shall submit to the CCO a report of all non-Exempt Securities beneficially owned by such Access Person as of the date of hire (or no more than 45 days prior). The form of report shall be provided by Horizon to the Access Person, and such report shall include (i) the title and type of security held, the exchange ticker symbol or CUSIP number, and principal amount of the security; (ii) the broker, dealer or bank at which the security is held; and (iii) the date the Access Person submits the report (collectively, the “Report Information”).

Annual Securities Holding Report. Within 30 days of the beginning of each calendar year, all Access Persons shall submit to the CCO a report of all non-Exempt Securities beneficially owned by such Access Person as of December 31 of the prior year (or no more than 45 days prior). The form of report shall be provided by Horizon to the Access Person, and such report shall include the Report Information.

Transaction Reports

Quarterly Personal Securities Transaction Report. Within 30 days of the beginning of each calendar quarter, all Access Persons shall submit to the CCO a report of each transaction involving a non-Exempt Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership in such security. The form of report shall be provided by Horizon to the Access Person, and such report shall include the Report Information, as well as the type of transaction (e.g., purchase, sale) and the date each transaction was effected.

Report Reviews. Holdings and Transaction Reports will be reviewed by the CCO within 10 days of receipt. The CCO’s holdings will be reviewed by another member of Senior Management. Transactions and in the reviewed reports will be compared to Horizon’s trading during the relevant time frame to ensure compliance with this Code of Ethics and Horizon’s relevant policies and procedures. Review of reports shall be evidenced by either initials or signature of the reviewer and date.

Annual Certification and Training

In addition to providing Holdings and Transaction Reports, every Access Person shall certify on an annual basis, in writing, that he or she has received a copy of the Code of Ethics and read and understood the same.

Each newly hired or newly designated Access Person shall receive a copy of this Code of Ethics, and shall be required to certify within 30 days of receipt that he or she has read and understands the same. Furthermore, at least annually, the CCO shall conduct a training seminar reviewing this Code of Ethics and relevant portions of Horizon’s Compliance Manual.

Sanctions

Upon discovering a violation of this Code of Ethics, the senior management of Horizon may impose such sanctions  as  they deem appropriate,  including,  but  not  limited to, forfeiture of  future  discretionary compensation or profit, canceling trades, selling positions at a loss, internal reprimand, a letter of censure, fine (unless prohibited by State law), or suspension or termination from employment.